Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-233176) of our report dated March 19, 2020, with respect to the consolidated financial statements of The National Security Group, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2019.

Birmingham, Alabama
March 19, 2020